CONVERSION AGREEMENT



          This Conversion Agreement (the "Agreement") is made this 27th day of April, 1995 by and among KAAHUMANU CENTER ASSOCIATES ("KCA"), a Hawaii limited partnership, EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF HAWAII, a governmental agency of the State of Hawaii ("ERS") and MAUI LAND & PINEAPPLE COMPANY INC., a Hawaii corporation ("ML&P").

          WHEREAS, ERS is the sole limited partner and ML&P is the sole general partner of KCA;

          WHEREAS, ERS presently holds a one percent (1%)
Percentage Interest and ML&P holds a ninety-nine percent (99%)
Percentage Interest in KCA (as "Percentage Interest" is defined in the Partnership Agreement identified below);

          WHEREAS, pursuant to a Loan Agreement dated June 28, 1993 (the "ERS Loan Agreement"), ERS loaned KCA $30,587,879 for the purposes set forth in Section 2.01 of the ERS Loan Agreement (the terms "ERS Note" and "ERS Loan" being used herein to mean the "Note" and the "Loan" as defined in the ERS Loan Agreement);

          WHEREAS, pursuant to the ERS Loan Agreement, KCA and ML&P provided various security to, and entered into various agreements with, ERS;

          WHEREAS, Article IX of the ERS Loan Agreement, and
Section 3.2.2 of KCA's Limited Partnership Agreement (the "Partnership Agreement") provide that upon satisfaction of various conditions ERS shall contribute the ERS Loan to the capital of KCA in exchange for an additional forty-nine percent (49%) equity interest in KCA;

          WHEREAS, an Amended and Restated Loan Agreement of even date herewith (the "Restated Loan Agreement") between Bank of
Hawaii (the "Bank") and KCA provides for $65 million in permanent financing for Kaahumanu Center (the "1995 Financing");

          WHEREAS, the Restated Loan Agreement requires that the ERS Note (together with various instruments securing payment thereof) be assigned to the Bank, and provides that the ERS Note so assigned will be restated and amended so as (among other things) to reflect a reduction in the principal amount of such note to $30,000,000;

          WHEREAS, the reduction in the principal amount of the ERS Note to $30,000,000 will be effected by ERS' contribution to KCA's capital of $587,879 in principal amount of the ERS Note, in exchange for an interest in KCA, pursuant to IRC {721;

          WHEREAS, the parties have agreed that the conversion of the ERS Loan to equity in KCA shall be accomplished as set forth herein by the assignment to the bank of the ERS Note (as well as related security documents, and the interests of ERS in a title insurance policy, certain subordination agreements and other instruments) and the reduction of the principal balance of the ERS Note to $30,000,000 pursuant to the Restated Loan Agreement;

          WHEREAS, as the result of the foregoing, upon conversion of the ERS loan, the total ERS contribution to the capital of KCA will equal $30,900,000;

          WHEREAS, the Parties have also agreed that ML&P shall have certain rights in respect of payments made under a Limited
Payment Guaranty to be provided to the Bank pursuant to the Restated Loan Agreement;

          NOW, THEREFORE, the parties covenant and agree as follows:

1. Assignments and Conversion. ERS shall execute and deliver to the Bank an Assignment of Note and Security Documents substantially in the form of Exhibit A (the "Assignment"), and take such further action as may reasonably be requested by the Bank or KCA to accomplish or further evidence the assignments contemplated by the Restated Loan Agreement, and KCA hereby consents to such actions. The parties agree (i) that such actions, together with the reduction by $587,879 of the principal balance of the ERS Note assigned to the Bank and the restatement of such note pursuant to the Restated Loan Agreement, satisfy the conversion obligations of ERS under the ERS Loan Agreement and the Partnership Agreement;
(ii) that by reason thereof, the entire $30,587,879 principal amount of the ERS Loan shall be deemed to have been contributed to the capital of KCA in exchange for an interest in KCA pursuant to IRC {721 and converted into an additional 49% Percentage Interest in KCA prior to closing of the 1995 Financing; and (iii) that ERS shall therefore be entitled to all rights as a limited partner in KCA with a 50% Percentage Interest therein, including, but not limited to, the right to participate in partnership distributions resulting from the 1995 Financing.

2.   Disposition of Certain Agreements.

          By reason of and in connection with the conversion of the ERS Loan and the delivery to the Bank of the Assignment, and effective as of the time of such conversion, the following shall occur with respect to certain agreements and instruments related to (and identified herein by the definitions set forth in) the ERS Loan Agreement:

a.   The Environmental Indemnity Agreement, the ML&P
Environmental Indemnity Agreement, and the ML&P Indemnity Agreement shall remain in effect to the extent provided by their respective terms, but shall not be assigned to the Bank.

b. The Direct Liability Agreement shall not be assigned to the Bank, shall terminate without further action of the parties, and ERS shall have no further rights thereunder.

          c. The mortgages and security interests represented by the First Mortgage Documents shall be deemed released, and ERS shall execute and deliver to ML&P the Release of Mortgage, Release of Security Agreement, Form UCC-2 Termination Statement and Reassignments of Rents in the forms attached as Exhibits B through E.

d. ML&P shall become subject to the terms and conditions of the Indemnity Agreement attached as Exhibit F, the fully executed original of which shall be delivered to ERS.

          e. The Cost Overrun Guaranty Agreement shall not be assigned to the Bank, and as between ERS and ML&P shall remain in full force and effect. As of April 7, 1995, the total "Cost Overrun", i.e., the extent to which Project Costs (as defined in the ERS Loan Agreement) exceed $65,900,000 is approximately $7,000,000, all of which has been funded by ML&P and the exact amount of which shall be set forth on a supplemental schedule hereto upon approval of such schedule by ML&P and ERS). The Cost Overrun shall be subject to adjustment solely by reason of expenses incurred by KCA with respect to (i) those items identified in the "Budget to Complete" referred to in that certain letter from Jeffrey S. Cavanaugh to ML&P dated March 20, 1995, as such Budget to Complete has been modified by ML&P's letter to the Bank dated April 7, 1995, (ii) expenses identified after April 7, 1995 that have been inadvertently omitted from the Budget to Complete, but that pertain to items set forth in the Project Budget or revisions thereto, and (iii) legal fees to be reimbursed to ERS pursuant to
Section 7 below.


3. Effect on Loan Agreement. By virtue of this Agreement, the conversion of the ERS Loan, and the assignment to the Bank of the ERS Loan Agreement and the restatement thereof, from and after the effective date of such conversion as determined pursuant to Section 5 below (but subject to the continuing obligations referred to in Section 2 above) the ERS Loan Agreement shall have no further force or effect between or among ERS, KCA and ML&P.

4. Limited Payment Guaranty. In order to induce the Bank to provide the 1995 Financing, ML&P has agreed to provide the Limited Payment Guaranty referred to in the Restated Loan Agreement. KCA shall indemnify, defend and hold harmless ML&P with respect to any amounts ML&P may be required to pay pursuant to the Limited Payment Guaranty. In addition, ML&P shall have the right to elect, by written notice delivered to KCA and ERS in accordance with Article 10 of the Partnership Agreement, to designate as "Partner Advances" under the Partnership Agreement all or any portion of any amounts paid by ML&P pursuant to the Limited Payment Guaranty. In the event of such election, the resulting Partner Advance shall be deemed to have been made as of the date of the relevant payment made by ML&P pursuant to the Limited Payment Guaranty. However
(i) ML&P shall have recourse only to KCA and its assets and shall have no recourse to or against any KCA general or limited partner, and none of which Partners shall have personal liability, with respect to any obligation arising from the indemnification hereby provided or with respect to any Partner Advances that result from payments made under the Limited Payment Guaranty; and (ii) as between ML&P and the Bank, all rights of ML&P to receive payment from KCA pursuant to this paragraph shall be subject to the provisions of the Limited Payment Guaranty and the Restated Loan Agreement.

5. Effective Date. The parties acknowledge that the conditions to conversion set forth in the ERS Loan Agreement and the Partnership Agreement were satisfied in all material respects no later than March 31, 1995; that documentation of the conversion contemplated thereby has occurred subsequent to satisfaction of such conditions solely by reason of the need to conform such documentation to the requirements of the Restated Loan Agreement; and that (unless otherwise required by the Internal Revenue Code of 1986, as amended), the conversion of the ERS Loan to equity shall be deemed effective for tax and accounting purposes as of April 30, 1995.

6. Distribution to Partners of Certain 1995 Financing Proceeds. The Restated Loan Agreement provides that the proceeds of the 1995 Financing (after application of such amounts as are necessary to repay KCA's indebtedness under its construction loan from the Bank, to repay KCA's first mortgage indebtedness to John Hancock Mutual Life Insurance Company, and to fund certain payments to be made by KCA on the Closing Date) will be deposited in a KCA bank account. The parties agree that KCA shall promptly pay $5,191,372.31 of the amount so deposited to ML&P to reimburse ML&P for funds lent to KCA on an unsecured basis to fund construction of the Sears Parking Structure B (the "Parking Structure"); that $1,642,726 of such amount shall be retained by KCA to fund project cost reimbursements to be made to Liberty House; that $1,798,408.57 of such amounts shall be retained by KCA to fund the Budget to Complete, as modified, referred to in Section 2.e above (except that ML&P shall be paid $40,000 of the Budget to Complete Contingency related to the Parking Structure); that ML&P shall be reimbursed $284,950.73 in interest costs incurred by ML&P in respect of amounts advanced to fund construction of the Parking Structure; that the principal and interest payments made to ML&P in respect of the Parking Structure shall not be deemed a Project Cost for purposes of the Cost Overrun Guaranty; that the remaining proceeds of the 1995 Financing shall not be disbursed except pursuant to a disbursement schedule that has been approved by ML&P and by ERS; that for purposes of the Partnership Agreement, as amended pursuant to Amendment No. 1 to Limited Partnership Agreement of Kaahumanu Center Associates, dated April 27, 1995, Capital Proceeds derived from the 1995 Financing shall not be deemed "Covered Capital Proceeds" and that priorities Fifth and Sixth of Section 4.3 thereof shall be inapplicable; and that distributions of such Capital Proceeds to ERS and ML&P pursuant to priority Seventh of such amended Section 4.3 shall reduce the Unreturned ERS Contribution and the Unreturned ML&P Contribution.

7. Other Reimbursements. KCA shall pay to ERS $209,902.56 to reimburse ERS for attorneys' fees incurred through March 31, 1995 in connection with the ERS Loan Agreement and related partnership matters (which shall be considered a Project Cost for purposes of the Cost Overrun Guaranty Agreement), together with additional legal fees incurred by ERS from such date through the date of this Agreement (which shall not be considered such a Project Cost). KCA shall also reimburse ERS for certain accounting and tax consultation fees incurred by ERS totalling $85,714, which shall not be considered such a Project Cost.

8. Provision of Notices to ERS. KCA shall provide to ERS promptly upon receipt by KCA all notices delivered by the Bank to KCA pursuant to the Restated Loan Agreement and the Loan Documents as defined therein.

9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first indicated above.

KAAHUMANU CENTER ASSOCIATES, a
Hawaii limited partnership

By:  MAUI LAND & PINEAPPLE CO.,
     INC.
     Its General Partner


By:/s/   PAUL J. MEYER
   Its   E.V.P.


By:/s/   ADELE H. SUMIDA
   Its   SECRETARY

EMPLOYEES' RETIREMENT SYSTEM OF
THE STATE OF HAWAII


By:/s/   STANLEY SUI
   Its   SECRETARY


By:/s/  KEN MATSUURA
   Its   CHAIRMAN

MAUI LAND & PINEAPPLE CO., INC.



By:/s/ PAUL J. MEYER
   Its   E.V.P.


By:/s/   ADELE H. SUMIDA
   Its   SECRETARY

    In its Individual Capacity